Exhibit 10.35

STERLING BANCSHARES, INC.

DEFERRED COMPENSATION PLAN

(as Amended and Restated October 1, 2009)

(i)

STERLING BANCSHARES, INC.

DEFERRED COMPENSATION PLAN

(As Amended and Restated October 1, 2009)

W I T N E S S E T H :

WHEREAS, STERLING BANCSHARES, INC. (the “Parent”) maintains the STERLING BANCSHARES, INC. DEFERRED COMPENSATION PLAN (the “Plan”) to provide certain of its employees with the ability to electively defer, on a before-tax basis, compensation and to receive certain Company deferrals;

WHEREAS, the Plan was amended and restated to (i) comply with the final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) permit Directors to electively defer all or part of their Director Fees, and (iii) permit Employee Members to direct the “investment” of their Accounts; and

WHEREAS, the Plan was subsequently amended to incorporate additional changes to permit compliance with the requirements of Sections 162(m) and 409A of the Code; and

WHEREAS, Parent desires to amend and restate the Plan to prospectively permit additional forms of deferral to be provided under the Plan’s terms;

NOW, THEREFORE, Parent hereby amends and restates the Plan, effective as of October 1, 2009:

I.

Definitions and Construction

1.1 Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

Account(s): A Member’s Company Account, Deferral Account, and/or Grandfathered Account, as the context requires.

Base Salary: The base pay and commissions payable by the Company to an Employee Member for services after his applicable Election Date; provided, however, the HR Programs Committee may, in its sole discretion, limit the amount of commissions that are to be considered under the Plan for any Member for any Plan Year.

Code: The Internal Revenue Code of 1986, as amended.

Committee: The administrative committee appointed by the HR Programs Committee to administer the Plan.

Company: Parent and any Subsidiary which adopts the Plan pursuant to the provisions of Section 2.3.

Company Account: An individual bookkeeping account for each Member which is credited with any Company Deferrals made on his behalf pursuant to Section 3.2. Such account shall be credited (or debited) with its share of net income (or net loss) as provided in Section 3.3.

Company Deferrals: Nonelective deferrals made by the Company on an Employee Member’s behalf pursuant to Section 3.2.

Compensation: With respect to an Employee Member, his Base Salary, Incentive Compensation and Eligible Bonus, as applicable, and with respect to a Director Member, his Director’s Fees.

Deferral Account: An individual bookkeeping account maintained for each Member which is credited with his elective Compensation deferrals made pursuant to Section 3.1 with respect to Compensation payable after December 31, 2004. Such account shall be credited (or debited) with its share of net income (or net loss) as provided in Section 3.3.

Director: A non-employee member of the Board of Directors of the Parent.

Director’s Fees: A Director’s annual retainer, meeting fees, committee fees and all other fees paid for his services as a Director for services rendered after his Election Date, whether paid in cash or in shares of Company stock.

Director Member: A Member who is a Director or a former Director with an Account.

Election Date: The first day of each Plan Year; provided, however, with respect to an individual who first becomes a Director or an employee (whether by an acquisition or hire) (as used herein, “Plan” shall include any plan aggregated with the Plan under Section 409A of the Code) after the beginning of a Plan Year and prior to July 1 of that Plan Year (or, if an employee on January 1 is later promoted into the eligible class of employees after January 1 and prior to July 1), his initial Election Date under the Plan shall be the July 1 of that Plan Year. With respect to any individual who is rehired and previously was a Member in the Plan or participated in a plan that is aggregated with the Plan for purposes of Section 409A, his first Election Date following his date of rehire shall be the first day of the Plan Year following his date of rehire, provided he is designated as eligible to participate that year (if not designated as eligible, it shall be the first day of the Plan Year following his designation as again being eligible).

Eligible Bonus: With respect to an Employee Member, bonus payments provided under any bonus plan or individual bonus agreement, not including Short-Term Incentive Plans, Central Department annual bonus plans, or Shared Services Executive Team bonus plans, which has been approved by the HR Programs Committee or, to the extent authorized by the HR Programs Committee, its delegate, provided that (i) the proceeds of such plan or agreement must be payable in cash and (ii) the actual amount of such bonus payments must be not less than $10,000 on the payment date. For purposes of this definition, amounts designated as “signing bonuses” and “retention bonuses” shall be treated as Eligible Bonuses and amounts designated by the HR Programs Committee as “Incentive Compensation” shall not be treated as Eligible Bonuses.

Employee Member: A Member who is an employee or former employee of the Company with an Account.

ESP: The Company’s Employee Savings Plan.

Funds: The investment funds designated from time to time for the deemed investment of Accounts pursuant to Article IV.

Grandfathered Account: An individual bookkeeping account for an Employee Member that is credited with his Compensation deferrals made pursuant to Section 3.1 with respect to Compensation otherwise payable prior to January 1, 2005, if any. Such account shall be credited (or debited) with its share of net income (or net loss) as provided in Section 3.3.

HR Programs Committee: The HR Programs Committee of the Board of Directors of the Parent.

Incentive Compensation: With respect to an Employee Member, incentive payments include payments made under the Company’s Short-Term Incentive Plans, Central Department annual bonus plans, Shared Services Executive Team bonus plans or programs as adopted from time to time by the HR Programs Committee, that are payable in cash by the Company to such Member.

Member: Each Director Member and each Employee Member, as the context requires.

Plan: The Sterling Bancshares, Inc. Deferred Compensation Plan, as amended from time to time.

Plan Year: The calendar year.

Separation from Service: A termination of employment or service that constitutes a separation from service under the regulations issued under Section 409A of the Code.

Specified Employee: An employee who is a “key employee” (as defined in Section 416 of the Code) at any time during the 12-month period ending on each December 31. Such a key employee will become a Specified Employee on the April 1 following such December 31 identification date. The provisions of the regulations under Section 409A of the Code concerning the determination of Specified Employees in corporate transactions are hereby incorporated by reference.

Subsidiary: Any corporation that is a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code and any other entity that would be such a ‘subsidiary corporation’ if the entity were a corporation.

Trust: The grantor trust, if any, established under the Trust Agreement.

Trust Agreement: The agreement, if any, entered into between the Company and the Trustee pursuant to Article X.

Trust Fund: The funds and properties, if any, held pursuant to the provisions of the Trust Agreement, together with all income, profits and increments thereto.

Trustee: The trustee or trustees qualified and acting under the Trust Agreement at any time.

Unforeseeable Emergency: A severe financial hardship to the Member resulting from an illness or accident of the Member, the Member’s spouse, the Member’s beneficiary or the Member’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(i), (b)(2), and (d)(1)(B)); the loss of the Member’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Member, each determined in accordance with the regulations under Section 409A of the Code.

Valuation Dates: Each business day on which the principal securities markets are open.

Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

1.2 Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

II.

Participation

2.1 Participation. Prior to each applicable Election Date, the Committee, in its sole discretion, shall select and cause to be notified those employees of the Company who are eligible to be contributing Employee Members with respect to such Plan Year or the remainder of such Plan Year, as the case may be; provided however, only employees who are members of a ‘select group of management or highly compensated employees,’ within the meaning of Section 201 of ERISA, shall be eligible to contribute with respect to such Plan Year. In addition, each Director automatically shall be eligible to participate. Each eligible individual (employee or Director) may become a contributing Member for a Plan Year (or part thereof) by executing and filing with the Company, prior to the Election Date applicable to such individual for such Plan Year, the Compensation deferral election form prescribed by the Company for the Plan. Notwithstanding the foregoing, without regard to whether an employee elects to defer Compensation under the Plan for any Plan Year, an employee designated as eligible to be a contributing Member for such Plan Year (or part thereof) shall be deemed a Member for purposes of any Company Deferral made for that Plan Year that is not an employer matching contribution. Subject to the above requirements of Section 201 of ERISA continuing to be satisfied and the provisions of Section 2.2, an Employee Member shall remain eligible to defer Compensation hereunder and receive an allocation of any Company Deferrals for each Plan Year following his initial year of participation in the Plan provided his Compensation continues to meet the Committee’s determination of the amount necessary to qualify under the Plan for such year.

The Committee’s selection of eligible employees may be by a general classification, e.g., officers of certain levels or above or the receipt of annual compensation greater than a certain annual amount, and any such selection criteria may be deemed to be an ongoing one until changed by the Committee.

2.2 Cessation of Active Participation. Notwithstanding any provision herein to the contrary, a Member of the Plan shall cease to be eligible to defer Compensation hereunder or receive an allocation of Company Deferrals, if otherwise eligible, effective as of the first day of any year designated by the Committee. Any such Committee action shall be communicated to the affected employee prior to the effective date of such action.

2.3 Adopting Subsidiaries. It is contemplated that any Subsidiary, whether or not presently existing, may become a party hereto by action of its officers and the approval of the Committee, but without the need for approval of its board of directors or of the HR Programs Committee. The provisions of the Plan shall apply equally to each Subsidiary and its employees in the same manner as is expressly provided for the Parent and its employees, except that the power to appoint or otherwise affect the Committee and the Trustee and the power to amend or terminate the Plan or amend the Trust Agreement shall be exercised by the HR Programs Committee or Committee alone. Transfer of employment among the Companies and Subsidiaries shall not be considered a termination of employment hereunder. Any Subsidiary may, by appropriate action of its officers without the need for approval of its board of directors or the Committee or the HR Programs Committee, terminate its participation in the Plan effective as of the first day of any future Plan Year. Moreover, the Committee may, in its discretion, terminate a Subsidiary’s Plan participation effective as of the first day of any future Plan Year.

III.

Account Credits and Allocations of Income or Loss

3.1 Member Deferrals.

(a) For each Plan Year (or applicable part thereof) an Employee Member may elect to defer an integral percentage of from 5% to 90% of his Base Salary and a Director Member may elect to defer an integral percentage of from 5% to 100% of his Directors Fees. A Director Member may, if permitted by the Committee, make separate deferral elections for his annual directors’ fees, meeting fees, committee meeting fees, and/or special meeting fees with respect to his Director’s Fees paid in cash and a separate election with respect to his Director’s Fees paid in Company stock. Compensation for a Plan Year not deferred by such an election shall be received by such Employee Member in cash and by such Director Member in cash or in Company stock, as the case may be. A Member’s election to defer an amount of his Compensation pursuant to this Section shall be made prior to the Election Date applicable to such Member by executing a Compensation deferral election form pursuant to which the Member authorizes the Company to reduce his Compensation in the elected amount and the Company, in consideration thereof, agrees to credit an equal amount to such Member’s Deferral Account maintained under the Plan. Compensation deferrals made by a Member shall be credited to such Member’s Deferral Account as of a date determined in accordance with procedures established from time to time by the Committee; provided, however, that such deferrals shall be credited to the Member’s Deferral Account no later than 30 days after the date upon which the Compensation deferred would have been received by such Member if he had not elected to defer such amount pursuant to this paragraph (a).

(b) For each Plan Year that an Employee Member is paid “Incentive Compensation”, such Member may elect to defer an integral percentage of from 5% to 90% of such Incentive Compensation. Incentive Compensation paid with respect to services rendered in a Plan Year and not deferred by such an election shall be received by such Member in cash. A Member’s election to defer an amount of his Incentive Compensation pursuant to this Section shall be made by executing an Incentive Compensation deferral election form pursuant to which the Member authorizes the Company to reduce his Incentive Compensation in the elected amount and the Company, in consideration thereof, agrees to credit an equal amount to such Member’s Deferral Account maintained under the Plan. Incentive Compensation deferrals made by a Member shall be credited to such Member’s Deferral Account as of a date determined in accordance with procedures established from time to time by the Committee; provided, however, that such deferrals shall be credited to the Member’s Deferral Account no later than 30 days after the date upon which the Incentive Compensation deferred would have been received by such Member if he had not elected to defer such amount pursuant to this paragraph (b).

(c) For each Plan Year that an Employee Member is paid an “Eligible Bonus”, such Member may elect to defer an integral percentage of from 5% to 90% of such Eligible Bonus. Eligible Bonus payments paid with respect to services rendered in a Plan Year and not deferred by such an election shall be received by such Member in cash. A Member’s election to defer an amount of his Eligible Bonus shall be made by executing a deferral election form pursuant to which the Member authorizes the Company to reduce his Eligible Bonus by the designated amount and the Company, in consideration thereof, agrees to credit an equal amount to such Member’s Deferral Account maintained under the Plan. Eligible Bonus deferrals made by a Member shall be credited to such Member’s Deferral Account as of a date determined in accordance with procedures established from time to time by the Committee; provided, however, that such deferrals shall be credited to the Member’s Deferral Account no later than 30 days after the date upon which the Eligible Bonus would have been received by such Member if he had not elected to defer such amount pursuant to this paragraph (c).

(d) A Member’s Compensation deferral election shall become effective as of the Election Date which is on or after the date the election form is filed with the Company and shall be effective only with respect to Compensation that is for services rendered after the Election Date. A Member’s Compensation deferral election shall be irrevocable on and after the Election Date and remain in force and effect for the entire Plan Year with respect to which it is made (or the remainder thereof, if applicable) and shall remain effective for each subsequent Plan Year, provided the Member remains eligible to make deferrals, until changed in accordance with paragraph (e).

(e) A Member may change or revoke his Compensation deferral election for any subsequent Plan Year by filing the proper form with the Company or designated representative prior to the beginning of the Plan Year for which the change or revocation is to become effective.

(f) In the event that Parent has adopted a formal policy of deferring payment of any compensation (as reported on IRS Form W-2) that is payable to an Employee Member based on Parent’s determination that such compensation will not be deductible by Parent under Section 162(m) of the Code, such amount shall be treated as a Member Deferral under this Section 3.1. An Employee Member shall not be permitted to make a deferral election or distribution election with respect to any amount described in this paragraph (f).

(g) Company Contributions. Except as provided below, with respect to each Plan Year the Company may credit the Company Account of each Employee Member with an amount equal to the difference between the following:

(h) the amount of matching and profit sharing contributions that the Company would have contributed to the ESP on the Member’s behalf that Plan Year if there were (i) no elective deferral contributions made by the Member to this Plan for that Plan Year, (ii) no compensation limit as prescribed in Section 401(a)(17) of the Code, (iii) no dollar limit on 401(k) deferrals as prescribed in Section 402(g)(1) of the Code, and (iv) no limitation on annual additions as prescribed by Section 415 of the Code, less

(i) the sum of the amount of (i) the Company profit sharing contribution actually contributed to the ESP on the Member’s behalf for that Plan Year, plus (ii) the amount of the Company matching contribution the Company would have made on behalf of the Member had the Member made that year the maximum 401(k) contribution that is subject to the Company matching contribution under the ESP.

Notwithstanding the foregoing, the HR Programs Committee may, in its sole discretion, at any time increase or decrease the Company matching and/or profit sharing contribution amount under Section 3.2(i) any Plan Year for one or more Members, including all Members.

3.2 Allocation of Net Income or Loss and Changes in Value Among Accounts.

(a) As of each Valuation Date, the Committee shall cause to be determined the net income (or net loss) of each Fund for the period elapsed since the next preceding Valuation Date. The net income (or net loss) of each Fund since the next preceding Valuation Date shall be ascertained by the Committee or its designee in such manner as it deems appropriate, provided that such determination shall include any net increase or net decrease (whether or not realized) in the value of the assets of each such Fund since the next preceding Valuation Date, and may include expenses of administering the Fund, the Trust and the Plan.

(b) For purposes of allocations of net income (or net loss), each Member’s Accounts shall be divided into subaccounts to reflect such Member’s deemed investment designation in a particular Fund or Funds pursuant to Article IV. As of each Valuation Date, the net income (or net loss) of each Fund, separately and respectively, shall be allocated among the corresponding subaccounts of the Members who had such corresponding subaccounts on the next preceding Valuation Date, and each such corresponding subaccount shall be credited with (or debited for) that portion of such net income (or net loss) that the value of each such corresponding subaccount on such next preceding Valuation Date was of the value of all such corresponding subaccounts on such date; provided, however, that the value of such subaccounts as of the next preceding Valuation Date shall be reduced by the amount of any payments debited thereto in accordance with Section 7.4 since the next preceding Valuation Date.

(c) So long as there is any balance in any Account, such Account shall continue to receive allocations pursuant to this Section.

IV.

Deemed Investment of Funds

4.1 Member Investments.

(a) The same investment funds offered under the ESP shall be deemed offered under this Plan for investment of Accounts. Except as provided in Section 4.2, each Member may be given an election to designate, in accordance with the procedures established from time to time by the Committee, the manner in which the amounts allocated to his Accounts shall be deemed to be invested from among the Funds made available from time to time for such purpose by the Committee. Such Member may designate one of such Funds for the deemed investment of all the amounts allocated to his Accounts or he may split the deemed investment of the amounts allocated to his Accounts between such Funds in such increments as the Committee may prescribe. If a Member fails to make a proper designation, then his Accounts shall be deemed to be invested in the default Fund or Funds designated by the Committee from time to time in a uniform and nondiscriminatory manner.

(b) Subject to any limitations as proscribed by the Committee, a Member may be given the opportunity to change his deemed investment designation for future amounts to be allocated to his Accounts. Any such change shall be made in accordance with the procedures established by the Committee, and the frequency of such changes may be limited by the Committee.

(c) A Member may also be given the opportunity to elect to convert his deemed investment designation with respect to the amounts already allocated to his Accounts. Any such conversion shall be made in accordance with the procedures established by the Committee, and the frequency of such conversions may be limited by the Committee.

(d) The Committee may elect to establish a hypothetical investment fund that holds shares of the Parent’s common stock (the “Stock Fund”). If such a fund is established, a Participant may elect to invest his Accounts in such fund. The Committee may in its sole discretion refuse to recognize Participant elections that it determines may cause the Participant’s Accounts to become subject to the short-swing profit provisions of Section 16b of the Securities Exchange Act of 1934 and establish special election procedures for Participants subject to Section 16 of such Act. In the event that any amounts are deferred under this Plan pursuant to Subsection 3.1(e) and such amounts originally would have been paid in shares of the Parent’s common stock, such amounts shall be invested in the Stock Fund and shall remain invested in such fund until the earlier of (i) the date the Committee elects to eliminate the Stock Fund, or (ii) the date the Committee formally acts to allow the reinvestment of such amounts in any alternate investment Fund provided under the Plan’s terms.

4.2 Director Members Stock Fees. A Director Member’s deferral with respect to his Director’s Fees payable in Company stock automatically shall be deemed invested in the Company Stock Fund.

4.3 Earnings. The income, interest, dividends, investment gains and losses of a Fund shall be credited as reinvested in that Fund.

4.4 Fund Changes. Notwithstanding anything herein to the contrary, at any time the Committee may change the Funds made available for purposes of the Plan, including “freezing” and deleting current Funds.

V.

Vested Interests

5.1 Accounts.

(a) A Member shall have a 100% vested (nonforfeitable) interest in his Deferral Account at all times.

(b) An Employee Member’s Company Account shall be vested to the same extent as an Employee Member’s Employer Non-Elective Contribution Account under the ESP. In addition, a Member’s Company Account automatically shall be 100% vested upon a Change in Control of Sterling Bancshares, Inc., as such term is defined in its stock option plan from time to time.

(c) A Member’s Grandfathered Account, if any, shall be 100% vested.

VI.

In-Service Distributions

6.1 Unforeseeable Emergency Benefit. In the event that the Committee, upon written petition of a Member, determines in its sole discretion that such Member has suffered an Unforeseeable Emergency, such Member shall be entitled to a benefit in an amount not to exceed the lesser of (i) the amount determined by the Committee as necessary to satisfy such Unforeseeable Emergency plus such amount determined by the Committee as necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Member’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or (ii) the then vested value of such Member’s Account(s). Such benefit shall be paid in a single lump sum, cash payment as soon as administratively practicable after the Committee has made its determinations with respect to the availability and amount of such benefit. If a Member’s Account(s) are deemed to be invested in more than one Fund, such benefit shall be distributed prorata from each Fund in which such Account(s) is deemed to be invested. In no event may the amount withdrawn exceed the amount determined by the Committee as necessary to satisfy the requirements of Section 409A of the Code. Notwithstanding anything in the Plan to the contrary, upon any Unforeseeable Emergency withdrawal, the Member’s deferrals for such Plan Year shall automatically cease and shall not automatically resume as of the next Plan Year.

6.2 Restriction on In-Service Distributions. Section 6.1 shall not be applicable to a Member following his Separation from Service, and the amounts credited to such Member’s Accounts shall be payable to such Member only in accordance with the provisions of Article VII.

6.3 Automatic 162(m) Distributions. In the event that any amounts are deferred under this Plan pursuant to Subsection 3.1(f), some or all of such amounts shall be automatically distributed from the Plan during the first Plan Year in which the Committee, acting on behalf of Parent, reasonably anticipates that the payment can be made without causing Parent to be subject to the deduction limit under Section 162(m) of the Code on the incremental increase in the Employee Member’s total annual compensation that is paid or payable during such Plan Year.

VII.

Termination Benefits

7.1 Amount of Benefit. The Member or, in the event of his death, the Member’s beneficiary, shall be entitled to a payment equal in value to the Member’s vested balance in his Accounts. The time and form of such payment shall be subject to the further provisions of this Article VII.

7.2 Time of Payment.

(a) Payment of a Member’s benefit under Section 7.1 shall be made or begin as soon as administratively practicable after the date of the Member’s Separation from Service (and in no event not later than 30 days after such Separation from Service), except the payment of the Company Account and the Deferral Account to a Member who is a Specified Employee shall be made on the first date that is more than six months after the date of his Separation from Service (or, if earlier, the date of death of the Member), as adjusted for interim investment fund performance. Any installments otherwise payable during such six-month period shall be paid in a lump sum on the first day after such six-month period (or death of the Member). The foregoing six-month delay shall not apply to a payment made pursuant to a qualified domestic relations order (“QDRO”), as permitted by the regulations under Section 409A of the Code.

(b) Subject to the delay requirements applicable to Specified Employees under Subsection (a) above, payment of any amounts deferred by an Employee Member pursuant to Subsection 3.1(f) shall be made immediately following such Member’s Separation from Service.

7.3 Designation of Beneficiaries.

(a) Each Member shall have the right to designate the beneficiary or beneficiaries to receive payment of his benefit in the event of his death. Each such designation shall be made by executing the beneficiary designation form prescribed by the Committee and filing same with the Committee. Any such designation may be changed at any time by execution of a new designation in accordance with this Section.

(b) If no such designation is on file with the Committee at the time of the death of the Member or such designation is not effective for any reason as determined by the Committee, then the designated beneficiary or beneficiaries to receive such benefit shall be as follows:

(i) If a Member leaves a surviving spouse, subject to any QDRO, his benefit shall be paid to such surviving spouse; and

(ii) If a Member does not leave a surviving spouse, subject to any QDRO, his benefit shall be paid to such Member’s executor or administrator of his estate, or to his heirs at law if there is no administration of such Member’s estate.

7.4 Source of Payment of Benefits. To the extent the Trust Fund (if established) has sufficient assets, the Trustee shall pay benefits to Members or their beneficiaries, except to the extent the Company pays the benefits directly and provides adequate evidence of such payment to the Trustee. To the extent the Trustee does not or cannot pay benefits out of the Trust Fund, or a Trust Fund is not established, the benefits shall be paid by the Company. Any benefit payments made to a Member or for his benefit pursuant to any provision of the Plan shall be debited to such Member’s Accounts.

7.5 Forms of Benefit Payments.

(a) All benefits of Members shall be paid in cash unless invested in the Company Stock Fund, in which case shares of Company stock shall be distributed. Benefits shall be paid in one of the following forms as elected by the Member:

(i) a single lump sum payment; or

(ii) in annual installment payments (e.g., 1/20, 1/19, etc. of the Account balance on the installment payment date) for a term certain not to exceed 20 years (as designated by the Member). In the event of such Member’s death prior to the end of the designated installment term, any unpaid balance shall be paid in a lump sum to his Beneficiary.

(b) A Member may elect, on the form prescribed by the Committee, one of the above forms of payment. With respect to an Employee Member’s Grandfathered Account, such election must be made not later than one year prior to the date of such Member’s Separation of Service. With respect to an Employee Member’s Company Account and Deferral Account, such payment election must be made at the time of the Member’s initial election to defer Compensation under the Plan for any period after December 31, 2004 and such election shall apply to both an Employee Member’s Company Account and Deferral Account. Such election shall apply to all future deferrals made by the Employee Member under the Plan. In the event a Member fails to timely elect the form in which his benefit payments are to be made, such benefits shall be paid to the Member in the form of a single lump sum.

(c) With the consent of the Committee, an Employee Member may change his elected form of benefit payment with respect to (i) his Grandfathered Account , provided that no such change shall be effective if made within 12 months of the date of such Member’s Separation from Service and (ii) his Company Account and Deferral Account, provided that no such change shall be effective if (1) made within 12 months of the date of such Member’s Separation from Service, (2) the change fails to defer the date of each payment to be made under the prior election for a period of less than five years, and (3) made less than 12 months prior to the date of the first scheduled payment. Notwithstanding anything in the Plan to the contrary, no change in a deferral election form or the form of payment may accelerate the date of payment for any amounts already deferred under the Plan.

(d) Notwithstanding an election to receive installments, if the value of the Member’s Accounts on his Separation from Service is less than the applicable dollar amount under Section 402(g) (l)(B) of the Code, his Accounts shall be paid in a single lump sum.

7.6 Cash-Out of Grandfathered Benefits. The Committee, in its sole discretion, may accelerate all or any part of the installment payments of a terminated Member’s Grandfathered Account at any time, notwithstanding the election made by the Member.

7.7 Unclaimed Benefits. In the case of a benefit payable on behalf of a Member, if the Committee is unable to locate the Member or beneficiary to whom such benefit is payable, upon the Committee’s determination thereof, such benefit shall be forfeited to the Company. Notwithstanding the foregoing, if subsequent to any such forfeiture the Member or beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit shall be restored to the Plan by the Company unadjusted for any subsequent earnings or losses of the deemed investments subsequent to such forfeiture.

VIII.

Administration of the Plan

8.1 Appointment of Committee. The general administration of the Plan shall be vested in the Employee Benefits Committee (the “Committee”), which shall be appointed by the HR Programs Committee and shall consist of one or more persons. Any individual, whether or not an employee of the Company, is eligible to become a member of the Committee.

8.2 Term, Vacancies, Resignation, and Removal. Each member of the Committee shall serve until he resigns, dies, or is removed by the HR Programs Committee. At any time during his term of office, a member of the Committee may resign by giving written notice to the HR Programs Committee and the Committee, such resignation to become effective upon the appointment of a substitute member or, if earlier, the lapse of thirty days after such notice is given as herein provided. At any time during his term of office, and for any reason, a member of the Committee may be removed by the HR Programs Committee with or without cause, and the HR Programs Committee may in its discretion fill any vacancy that may result therefrom. Any member of the Committee who is an employee of the Company shall automatically cease to be a member of the Committee as of the date he ceases to be employed by the Company or any Subsidiary.

8.3 Self-Interest of Members. No member of the Committee shall have any right to vote or decide upon any matter relating solely to himself under the Plan or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to act and the remaining members cannot agree, the HR Programs Committee shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he is disqualified.

8.4 Committee Powers and Duties. The Committee shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, authority, and duty:

(a) To make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Committee;

(b) To construe in its discretion all terms, provisions, conditions, and limitations of the Plan;

(c) To correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;

(d) To employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan;

(e) To determine in its discretion all questions relating to eligibility;

(f) To determine whether and when there has been a termination of a Member’s employment with the Company and its Subsidiaries;

(g) To make a determination in its discretion as to the right of any person to a benefit under the Plan and to prescribe procedures to be followed by distributees in obtaining benefits hereunder;

(h) To receive and review reports from the Trustee as to the financial condition of the Trust Fund, including its receipts and disbursements; and

(i) To establish or designate Funds as investment options as provided in Article IV.

8.5 Claims Review. In any case in which a claim for Plan benefits of a Member or beneficiary is denied or modified, the Committee shall furnish written notice to the claimant within ninety days (or within 180 days if additional information requested by the Committee necessitates an extension of the ninety-day period), which notice shall:

(a) State the specific reason or reasons for the denial or modification;

(b) Provide specific reference to pertinent Plan provisions on which the denial or modification is based;

(c) Provide a description of any additional material or information necessary for the Member, his beneficiary, or representative to perfect the claim and an explanation of why such material or information is necessary; and

(d) Explain the Plan’s claim review procedure as contained herein.

In the event a claim for Plan benefits is denied or modified, if the Member, his beneficiary, or a representative of such Member or beneficiary desires to have such denial or modification reviewed, he must, within sixty days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Member, his beneficiary, or the representative of such Member or beneficiary may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within sixty days following such request for review the Committee shall, after providing a full and fair review, render its final decision in writing to the Member, his beneficiary or the representative of such Member or beneficiary stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such sixty-day period, the Committee’s decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Member, beneficiary, or the representative of such Member or beneficiary prior to the commencement of the extension period.

8.6 Company to Supply Information. The Company shall supply full and timely information to the Committee, including, but not limited to, information relating to each Member’s Compensation, termination of employment and such other pertinent facts as the Committee may require. The Company shall advise the Trustee of such of the foregoing facts as are deemed necessary for the Trustee to carry out the Trustee’s duties under the Plan and the Trust Agreement. When making a determination in connection with the Plan, the Committee shall be entitled to rely upon the aforesaid information furnished by the Company.

8.7 Indemnity. To the extent permitted by applicable law, the Company shall indemnify and save harmless each member of the Committee and the HR Programs Committee against any and all expenses, liabilities and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of responsibilities under or incident to the Plan. Expenses and liabilities arising out of willful misconduct shall not be covered under this indemnity. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under applicable law.

IX.

Administration of Funds

9.1 Payment of Expenses. All expenses incident to the administration of the Plan and Trust, including but not limited to, legal, accounting, Trustee fees, and expenses of the Committee, may be paid by the Company and, if not paid by the Company, shall be paid by the Trustee from the Trust Fund.

9.2 Trust Fund Property. All income, profits, recoveries, contributions, forfeitures and any and all moneys, securities and properties of any kind at any time received or held by the Trustee shall be held for investment purposes as a commingled Trust Fund pursuant to the terms of the Trust Agreement. The Committee shall maintain one or more Accounts in the name of each Member, but the maintenance of an Account designated as the Account of a Member shall not mean that such Member shall have a greater or lesser interest than that due him by operation of the Plan and shall not be considered as segregating any funds or property from any other funds or property contained in the commingled fund. No Member shall have any title to any specific asset in the Trust Fund.

X.

Nature of the Plan

The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for tax purposes and for purposes of Title I of ERISA which is maintained for a select group of management or highly compensated employees of the Company. Plan benefits provided under the Plan are to be paid out of the Company’s general assets. Nevertheless, subject to the terms hereof and of the Trust Agreement, the Company may, in the sole discretion of the Committee, transfer money or other property to the Trustee and the Trustee shall pay Plan benefits to Members and their beneficiaries out of the Trust Fund on behalf of the Company.

Sterling Bancshares, Inc., in its sole discretion, may establish the Trust and enter into the Trust Agreement.

XI.

Miscellaneous

11.1 Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time nor shall the Plan be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person’s right to terminate his employment at any time.

11.2 Alienation of Interest Forbidden. The interest of a Member or his beneficiary or beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.

11.3 Withholding. All deferrals to and payments under the Plan shall be subject to applicable tax withholding and other deductions as shall be required of the Company under any applicable law.

11.4 Amendment. The HR Programs Committee may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made that would materially impair the rights of a Member with respect to amounts already allocated to his Accounts. For purposes of the foregoing, no amendment that the HR Programs Committee believes is necessary or appropriate to comply with the requirements of Section 409A of the Code shall be deemed to materially impair the rights of a Member. The Committee may also similarly amend the Plan provided that no such amendment may materially increase the obligations of the Company hereunder.

11.5 Plan Termination. The HR Programs Committee may terminate the Plan in connection with a change of control event, as defined by the regulations under Section 409A, provided that: (i) such termination is within 30 days before or 12 months following the change of control event, and (ii) all plans and other arrangements that are treated as a single plan with this Plan for purposes of Section 409A are terminated and liquidated with respect to each Member that experienced the change of control event and all amounts deferred under such terminated plans and arrangements are paid to the affected Members within 12 months of the date the Company takes all necessary action to terminate such plans and programs.

In addition, the HR Programs Committee may terminate the Plan at any time, provided that (i) all other programs that would be aggregated with this Plan, if the service provider Member under this Plan also had deferrals under such other programs, are terminated and liquidated, (ii) no payments are made within 12 months of such termination except payments that would be made if the Plan were not terminated, (iii) all payments are made within 24 months of the date all action to irrevocably terminate and liquidate the Plan are taken, (iv) the termination does not occur proximate to a downturn in the financial health of the Company, and (v) the Company does not adopt a new plan that would be aggregated with any terminated plan if the same service provider participated in both within three years following the date the Company takes all action to irrevocably terminate the Plan.

11.6 Company Stock Plan. With respect to Director Members, the provisions of Section 8 of the Sterling Bancshares, Inc. 2003 Stock Incentive and Compensation Plan (“Stock Plan”) are incorporated herein by reference and in the event of any conflict with the terms of this Plan, the provisions of the Stock Plan shall control. This Plan, as it applies to Director Members, shall constitute a component of the Stock Plan and not a separate plan for purposes of any shareholder approval requirements under the rules of the applicable securities exchange on which the Company stock is traded.

11.7 Severability. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

11.8 Governing Laws. All provisions of the Plan shall be construed in accordance with the laws of Texas (without regard to any conflicts of law principles) except to the extent preempted by applicable federal law.

EXECUTED September 29, 2009, effective for all purposes as provided above.

STERLING BANCSHARES, INC.

By:	/s/ Wanda S. Dalton
	Name:	Wanda S. Dalton
	Title:	EVP & Chief Human Resources Officer